Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the First Quarter of 2012

CHELMSFORD, Mass.--(BUSINESS WIRE)--April 26, 2012--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the first quarter ended March 31, 2012 of $63.3 million, representing a decrease of 5.8% compared with $67.2 million for the first quarter of 2011, and an increase of 5.2% compared with $60.2 million for the fourth quarter of 2011. Net income for the quarter was $16.0 million, or $0.52 per diluted share, a decrease of 20.7% compared with $20.2 million, or $0.66 per diluted share, for the first quarter of 2011, and a decrease of 24.7% compared with $21.2 million, or $0.69 per diluted share, for the fourth quarter of 2011, which included a $5.5 million, $0.18 per diluted share, discrete tax benefit.

For the first quarter of 2012, revenue from customers in the United States was $30.9 million, or 48.8% of the company’s total revenue, and revenue from customers outside the United States was $32.4 million, or 51.2% of total revenue. Gross margin was 73.7% for the first quarter of 2012, compared with 73.0% for the first quarter of 2011 and 74.0% for the fourth quarter of 2011. Operating income for the first quarter was $25.5 million, or 40.2% of revenue. Total cash and cash equivalents at March 31, 2012 was $373.9 million, an increase of $20.2 million for the quarter.

Business Outlook

The company expects revenue for the second quarter ending June 30, 2012 to be in the range of $63.0 million to $65.0 million and net income to be in the range of $15.6 million to $16.4 million, or $0.51 to $0.53 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing 303-590-3030, access code 4529875. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$373,875	$353,667
Accounts receivable, net	32,575	35,686
Inventories	51,512	38,460
Income taxes receivable	-	488
Prepaid expenses and other current assets	2,783	2,063
Deferred taxes	11,097	10,296
Total current assets	471,842	440,660
Property and equipment, net	33,010	32,550
Deferred taxes	1,176	466
Other assets	13,852	14,889
Total assets	$519,880	$488,565

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,433	$3,146
Accrued expenses	10,410	10,850
Income taxes payable	8,840	-
Deferred revenue and customer advances	3,106	2,498
Total current liabilities	27,789	16,494
Long-term income taxes payable	2,637	2,639
Other liabilities	23	-
Total liabilities	30,449	19,133
Total stockholders' equity	489,431	469,432
Total liabilities and stockholders' equity	$519,880	$488,565

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended March 31,
	2012	2011

Revenue	$63,323	$67,241
Cost of revenue	16,682	18,161
Gross profit	46,641	49,080
	73.7%	73.0%
Operating expenses:
Research and development	11,783	9,426
Sales and marketing	5,635	5,438
General and administrative	3,768	3,008
Total operating expenses	21,186	17,872
Income from operations	25,455	31,208
	40.2%	46.4%

Interest and other (expense) income, net	(106)	59
Income before income taxes	25,349	31,267
Provision for income taxes	9,357	11,089
Net income	$15,992	$20,178

Earnings per share:
Basic	$0.53	$0.67
Diluted	$0.52	$0.66

Weighted average shares outstanding:
Basic	30,328	30,113
Diluted	30,802	30,552

CONTACT:
Hittite Microwave Corporation
William W. Boecke, V.P. and Chief Financial Officer
978-250-3343